UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

Ohio	31-0854434
(State of incorporation or organization)	(IRS Employer Identification No.)

38 Fountain Square Plaza Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered:	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, without par value	New York Stock Exchange
Depositary Shares Representing a 1/1000th Ownership Interest in a Share of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I	New York Stock Exchange
Depositary Shares Representing a 1/40th Ownership Interest in a Share of 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A	New York Stock Exchange
Depositary Shares Representing a 1/1000th Ownership Interest in a Share of 4.95% Non-Cumulative Perpetual Preferred Stock, Series K	New York Stock Exchange
Depositary Shares Representing a 1/40th Ownership Interest in a Share of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

Fifth Third Bancorp (the “Registrant”) is filing this Registration Statement on Form 8-A in connection with the transfer of the listings of its (i) Common Stock, no par value, (ii) Depositary Shares Representing a 1/1000th Ownership Interest in a Share of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I, (iii) Depositary Shares Representing a 1/40th Ownership Interest in a Share of 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A, (iv) Depositary Shares Representing a 1/1000th Ownership Interest in a Share of 4.95% Non-Cumulative Perpetual Preferred Stock, Series K, and (v) Depositary Shares Representing a 1/40th Ownership Interest in a Share of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M (collectively, the “Securities”) from The Nasdaq Stock Market LLC (“Nasdaq”) to The New York Stock Exchange (the “NYSE”). The Registrant expects the listing and trading of the Securities on Nasdaq to cease at the close of trading on or about June 11, 2026, and the listing and trading of the Securities on the NYSE to begin at market open on or about June 12, 2026.

Item 1. Description of Registrant’s Securities to be Registered.

The description of the general terms and provisions of (i) Common Stock, no par value, (ii) Depositary Shares Representing a 1/1000th Ownership Interest in a Share of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I, (iii) Depositary Shares Representing a 1/40th Ownership Interest in a Share of 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A, (iv) Depositary Shares Representing a 1/1000th Ownership Interest in a Share of 4.95% Non-Cumulative Perpetual Preferred Stock, Series K, and (v) Depositary Shares Representing a 1/40th Ownership Interest in a Share of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M, are incorporated herein by reference to the descriptions included under the caption “Description of Registrant’s Securities” in the Registrant’s Annual Report on Form 10-K, filed on February 24, 2026, except that any reference to Nasdaq is hereby amended to refer to NYSE.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on the New York Stock Exchange LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 9, 2026	Fifth Third Bancorp

	By:	/s/ Christian Gonzalez
		Name:	Christian Gonzalez
		Title:	Executive Vice President, Chief Legal Officer & Corporate Secretary